EXHIBIT 99.1

RAMPART ENERGY LTD.

ASX ANNOUNCEMENT

23 January, 2014

Big Bend 3D Seismic Survey Progress

Overview

Rampart Energy Ltd (‘Rampart’) is pleased to provide an operational update to its shareholders and stakeholders.

HIGHLIGHTS

•	The ‘Big Bend’ 120 square mile 3D seismic survey to commence over the western block in February of 2014;

•	Ice pad permits completed;

•	Water withdrawal permit completed;

•	Community meetings completed;

•	Ice pad construction to commence, then mobilization of ice check crew

The temperatures in the project area have been -10F to -40F during this week.  A two day wind storm during this week occurred with winds averaging 30+ MPH. The contractor and program participants are hopeful these temperatures are aiding in ice thickness on the lakes and streams throughout the program area. More snow and heavy winds are expected this next week.  Snow has accumulated from 8-12 inches 10 miles east of the program. While in nearby Nuiqsut for the community meeting the seismic contractors noted the snow depth was 10-12 inches.

In the upcoming week, post completion of the ice pad, the camp will be assembled and the ice checking teams will be mobilized to begin the process of integrity checking the proposed layout areas.

Managing Director and Chief Executive Officer of Rampart Energy, Mr Torey Marshall commented “SAE have been very active on the ground in the North Slope acquiring permits, and mobilizing the essential pre acquisition ancillary services. The season is off to a good start for Rampart and we expect that layout will be on target for the beginning of February.

This seismic survey, named ‘Big Bend’ in reference to the nearby Colville River, is the first of many significant on ground activities that the Company hopes to execute in the North Slope of Alaska.”

Background

Rampart Energy is exploring two areas of the North Slope of Alaska for both conventional and unconventional oil. The company signed an agreement in May of 2013 to earn into leases owned by Royale Energy Inc. (NASDAQ: ROYL).

Rampart believes that there is a very large upside in the area, as illustrated by the Prospective Resource numbers published in August of 2013, and notes that exploration in the region is heavily supported by the State of Alaska’s incentive system which provides for exploration costs to be reimbursed. The work program currently consists of 3D seismic acquisition in 2014 and the drilling of 2 wells during 2015.